Exhibit 10.4

This supplemental agreement (“Supplement”) is made by way of deed on 7th November 2017

Between

(i)	GoodBulk Ltd., a company incorporated under the laws of Bermuda, with its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda (“CL”);

(ii)	C Transport Holding Ltd., a company incorporated under the laws of Bermuda, with its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda (“the Manager”),

(CL and the Manager together the “Parties” and each a “Party”).

WHEREAS

(a)	CL and the Manager have entered into a commercial management agreement dated 5 January 2017 (as amended and supplemented from time to time, the “Agreement”) pursuant to which CL and the Manager agreed, inter alia, that the Manager shall carry out the commercial and operational management of a fleet of dry bulk carrier motor vessels of whatever size.

(b)	CL and the Manager wish to make certain amendments and supplements to the Agreement on the terms and conditions set out in this Supplement.

NOW THEREFORE For good and valuable consideration, the receipt and adequacy of which of which each Party hereby acknowledges and confirms to the other, IT IS HEREBY AGREED AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATIONS

1.1       Unless otherwise specified capitalised terms and interpretation of the terms used in this Supplement shall have the same meaning and interpretation specified in the Agreement and such terms shall apply to this Supplement mutatis mutandis as if set out in full herein.

1.2       In this Supplement the following capitalised terms shall have the meanings set out below:

“Qualifying IPO” means the completed initial public offering, as approved by the board of directors of GoodBulk.Ltd, of all or a portion of the authorised shares (irrespective of their class or category) issued, or to be issued, by GoodBulk Ltd. pursuant to which authorised shares have been listed for trading on the New York Stock Exchange or the Nasdaq in the United States of America (or any other internationally recognized stock exchange).

“IPO Date” means the date on which a Qualifying IPO occurs.

2. VARIATION OF THE AGREEMENT

2.1       As and with effect of the date of this Supplement the Agreement shall be amended and supplemented as follows:

2.1.1     In clause 1.1 (Definitions) the following new definitions shall be added:

““Qualifying IPO” means the completed initial public offering, as approved by the board of directors of GoodBulk.Ltd, of all or a portion of the authorised shares (irrespective of their class or category) issued, or to be issued, by GoodBulk Ltd. pursuant to which authorised shares have been listed for trading on the New York Stock Exchange or the Nasdaq in the United States of America (or any other internationally recognized stock exchange).”

2.1.2     in clause 5.7 (Management Fees) delete the words “for the five-year period beginning on the Commencement Date” and replace with “until 26th October 2022 (inclusive) and nor shall they increase for the period of any automatic renewal of this Agreement pursuant to Clause 9.1”

2.1.3     clause 9.1 (Termination by notice) shall be deleted in full and replaced by the following:

“9.1 This Agreement shall come into effect on the Commencement Date and shall continue until 26th October 2022 (inclusive) and on such date shall automatically be renewed until 26th October 2027 (inclusive) and every five years thereafter this Agreement shall automatically be renewed for a further five years unless (and without prejudice to any other termination rights in this Agreement):

(i) this Agreement is terminated at any time by CL giving to the Manager not less than three months prior notice (other than by way of a Notice of Non-Renewal) of termination in writing (“Early Termination Notice”), in which event the term of this Agreement shall terminate and the Manager shall cease to be responsible for the provision of the Management Services on and from the time and date specified in such notice; or

(ii) in respect of any automatic renewal, this Agreement is terminated by either Party giving to the other Party, notice in writing (such notice shall not be given any less than three months’ prior to the relevant automatic renewal date) that such Party does not agree to the relevant automatic renewal (“Notice of Non-Renewal”), in which event the Management Period shall terminate and the Manager shall cease to be responsible for the provision of the Management Services on and from the date this Agreement would otherwise have automatically renewed.

In the event of termination of this Agreement by CL, the Manager shall be entitled to receive a termination payment equal to two (2) times the prior twelve (12) months commissions due to the Manager as outlined in Clause 5, save that no such termination payment shall be payable by CL in the event that termination occurs as a result of the failure of the Manager to perform its material obligations under this Agreement.

For the avoidance of doubt, if the Manager terminates this Agreement by way of a Notice of Non-Renewal, no termination payment shall be payable by CL.

Notwithstanding such termination, all outstanding Commission(s) and any and all other sums due to the Manager shall be paid in full on, or prior to, the Date of Termination, without prejudice to the terms of Clause 5.5.”

2.1.4     in clause 10 (Confidentiality) after the words “regulatory requirements” the following words shall be added:

“including, but not limited to, the Securities & Exchange Commission, as required as part of a Qualifying IPO”

2.1.5     after clause 17 (Manager’s Right to Sub-Contract), a new clause 18 shall be added as follows:

“18. Hardship

If the continued performance of this Agreement becomes economically burdensome for the Parties due to an event or events not contemplated at the time of entering into this Agreement, then the Parties agree to review the terms of clause 5 and negotiate a solution in good faith.”

2.2.       As and with effect of the IPO Date the Agreement shall be amended and supplemented as follows:

2.2.1	in clause 5.7 (Management Fees) the words “26th October 2022” shall be deleted and replaced with the calendar date being five (5) calendar years after the date of the Qualifying IPO (for example, for indicative purposes only, if the IPO Date was 5 March 2020 in clause 5.7 the words “26th October 2022” would be replaced by “4 March 2025”); and

2.2.2     in clause 9.1 (Termination by notice):

2.2.1.1  the words “26th October 2022” shall be deleted and replaced with the calendar date being five (5) calendar years after the date of the Qualifying IPO (for example, for indicative purposes only, if the IPO Date was 5 March 2020 in clause 9.1 the words “26th October 2022” would be replaced by “4 March 2025”); and

2.2.1.2  the words “26th October 2027” shall be deleted and replaced with the calendar date being ten (10) calendar years after the date of the Qualifying IPO (for example, for indicative purposes only, if the IPO Date was 5 March 2020 in clause 9.1 the words “26th October 2027” would be replaced by “4 March 2030”).

3. MISCELLANEOUS

3.1 Each Party hereby represents and warrants to the other Party that its execution of this Supplement has been duly authorised and this Supplement constitutes its legal and valid obligations binding on it in accordance with the terms hereof.

3.2 This Supplement shall be an integral part of the Agreement and shall be an amendment and supplement thereto such that as and with effect of (i) the date of this Supplement in respect of Clause 2.1; and (ii) the IPO Date in respect of Clause 2.2, the Agreement shall be read and construed subject to, and in accordance with, the terms of this Supplement. All other terms and/or conditions of the Agreement, save those altered and changed pursuant to this Supplement, shall remain unaltered and in full force and effect. For the avoidance of doubt, where there is a conflict between the provisions of the Agreement and the terms of this Supplement, this Supplement shall prevail.

3.3 This Supplement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original of this Supplement. But all the counterparts shall together constitute the same agreement. No counterparts shall be effective until each party has executed at least one counterpart. A signed copy received in pdf format (or equivalent electronic format) shall be deemed an original.

3.4 This Supplement, including any non-contractual obligations arising out of, or in connection with it, shall be governed by, and construed in accordance with, English law. All disputes, claims or proceedings between the Parties relating to the validity, construction, performance or termination of this Supplement shall be resolved in accordance with clause 11 of the Agreement, as if set out in full, mutatis mutandis, in this Supplement.

IN WITNESS WHEREOF the Parties have caused this Supplement to be duly executed, sealed and delivered by their duly authorised officers and/or attorneys-in-fact on the day and year first above written.

SIGNED SEALED and DELIVERED	)
As a DEED	) /s/ Angus Paul
By Angus Paul - Stephen G. Kasnet	)
Gregory G. Belonogoff	) /s/ Stephen G. Kasnet
for and on behalf of GoodBulk Ltd.	)
in the presence of: S. Faina	) /s/ Gregory G. Belonogoff

SIGNED SEALED and DELIVERED	)
As a DEED	) /s/ Luigi Pulcini
By Luigi Pulcini – Director	)
for and on behalf of C Transport Holding Ltd.	)
in the presence of: E. Nontamaro	) __________________________